Exhibit 10.9

Pacific Ethanol, Inc.

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

for

BRYON T. MCGREGOR

This Amended and Restated Employment Agreement (“Agreement”) by and between Bryon T. McGregor (“Employee”) and Pacific Ethanol, Inc. (the “Company”) (collectively, the “Parties”) is effective as of the last date signed by the Parties.

Whereas, the Company desires to employ Employee to provide personal services to the Company, and wishes to provide Employee with certain compensation and benefits in return for his services;

Whereas, Employee wishes to be employed by the Company and to provide personal services to the Company in return for certain compensation and benefits;

Whereas, the Parties entered into an Employment Agreement dated November 24, 2009 (the “Prior Agreement”) setting forth the terms of Employee’s employment with the Company and now seek to supersede and replace the Prior Agreement with this Agreement; and

Now, Therefore, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

1.                  Employment by the Company.

1.1              Position. Subject to terms and conditions set forth herein, the Company agrees to employ Employee in the position of Chief Financial Officer, Vice President and Assistant Secretary and Employee hereby accepts such employment. During the term of Employee’s employment with the Company, Employee will devote Employee’s best efforts and substantially all of Employee’s business time and attention to the business of the Company.

1.2              Duties and Location. Employee shall perform such duties as are customarily associated with Employee’s then current title. Employee’s primary office location shall be a location mutually acceptable to both the Employee and the Company. The Company reserves the right to reasonably require Employee to perform Employee’s duties at places other than Employee’s primary office location from time to time as agreed to by Employee, and to require reasonable business travel.

1.3              Policies and Procedures. The employment relationship between the parties shall be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2.	Compensation.

2.1              Salary. For services to be rendered hereunder, Employee shall receive a bi-weekly salary of $11,527.32, approximately $299,710.00 on an annualized basis (the “Base Salary”), subject to standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule. Employee’s Base Salary shall be reviewed annually and may be increased as approved by the Company’s Board of Directors (the “Board”) in its sole discretion.

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2.2              Short Term Incentive. Employee shall be entitled to participate in the Company’s Short Term Incentive plan (“STI”) with a payout target of fifty percent (50%) of Employee’s Base Salary. The structure of the STI from time to time, whether any STI payout will be awarded, and the amount of the STI awarded to Employee, shall be in the discretion of the Compensation Committee of the Board. Since the STI award is intended both to reward past Company and Employee performance and to provide an incentive for Employee to remain with the Company, Employee must remain an active employee through the date that any such STI award is paid in order to be entitled to receive any such award, except as otherwise provided in Section 5.2. Employee will not be paid any STI award (including a prorated award) if Employee’s employment terminates for any reason before the STI is paid to him, except as otherwise provided in Section 5.2. Any earned STI shall be paid, if at all, not later than March 15th of the year following the calendar year as to which performance was measured.

2.3              Employee Benefits, Stock Options, And Incentive Compensation, And Other Compensation Plans And Programs. Employee shall be entitled to participate in such of the Company’s benefit and deferred compensation plans and programs as may be made available to employees of the Company, including, without limitation, the Company’s Long Term Incentive Plan, subject in each case to: (i) the generally applicable terms and conditions of the applicable plan or program and to the determinations of the Board or other person administering such plan or program, (ii) determinations by the Board or any such person as to whether and to what extent Employee shall so participate or cease to participate, and (iii) amendment, modification or termination of any such plan or program in the sole and absolute discretion of the Board. Notwithstanding the foregoing, Employee shall not be entitled to be paid any accrued but unused vacation pay that is not used in the ordinary course in accordance with the Company’s vacation pay policy.

3.	Confidential Information Obligations.

3.1              Confidential Information Agreement. As a condition of employment, Employee agrees to execute and abide by the Employee Confidential Information and Inventions Agreement attached hereto as Exhibit A.

3.2              Third Party Agreements and Information. Employee represents and warrants that Employee’s employment by the Company will not conflict with any prior employment or consulting agreement or other agreement with any third party, and that Employee will perform Employee’s duties to the Company without violating any such agreement. Employee represents and warrants that Employee does not possess confidential information arising out of prior employment, consulting, or other third party relationships, which would be used in connection with Employee’s employment by the Company, except as expressly authorized by that third party. During Employee’s employment by the Company, Employee will use in the performance of Employee’s duties only information which is generally known and used by persons with training and experience comparable to Employee’s own, common knowledge in the industry, otherwise legally in the public domain, or obtained or developed by the Company or by Employee in the course of Employee’s work for the Company.

4.	Outside Activities During Employment.

4.1              Non-Company Business. Except with the prior written consent of the Chief Executive Officer (in consultation with the General Counsel), Employee will not during the term of Employee’s employment with the Company undertake or engage in any other employment, occupation or business enterprise, other than ones in which Employee is a passive investor. Employee may also engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of Employee’s duties hereunder.

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4.2              No Adverse Interests. Employee agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by him to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise, except as a passive investor in mutual or exchange traded funds.

5.	Termination Of Employment.

5.1              At-Will Relationship. Employee’s employment relationship is at-will. Either Employee or the Company may terminate the employment relationship at any time, with or without Cause or advance notice.

5.2              Termination without Cause; Resignation for Good Reason. If, at any time, the Company terminates Employee’s employment without Cause (as defined herein), or Employee resigns with Good Reason (as defined herein), and, within sixty (60) days after the Employee’s Separation Date (as defined below), Employee executes and delivers the Separation Date Release of all claims set forth as Exhibit B hereto and allows such release to become effective without revoking same, then the Company will provide Employee with the following severance benefits (notwithstanding the foregoing, if any of the following severance benefits are subject to Section 409A (as defined below) and the sixty (60)-day period for executing the release and it becoming effective spans more than one calendar year, none of such severance benefits may be paid or delivered until the subsequent calendar year):

(a)               Cash Severance.

(i)                 Qualifying Termination. Except as otherwise set forth in Section 5.2(a)(ii), in the event the Company terminates Employee’s employment without Cause, or Employee resigns with Good Reason, other than in anticipation of, or on or within twenty-four (24) months after, a Change in Control (as defined below), the Company shall pay Employee severance in an amount equal to the sum of (A) twelve (12) months of Employee’s Base Salary in effect on Employee’s last day of employment (the “Separation Date”); and (B) 100% of the total target STI award contemplated by the Company’s STI in effect on the Separation Date.

(ii)              Change in Control. Notwithstanding Section 5.2(a)(i), in the event the Company terminates Employee’s employment without Cause, or Employee resigns with Good Reason, in anticipation of, or on or within twenty-four (24) months after, a Change in Control, then the Company shall pay Employee severance in an amount equal to the sum of (C) twenty-four (24) months of Employee’s Base Salary in effect on the Separation Date; and (D) 200% of the total target STI award contemplated by the Company’s STI in effect on the Separation Date. For purposes of this Agreement, the Company will be deemed to have terminated Employee’s employment, and Employee will be deemed to have resigned for Good Reason, in each case “in anticipation of” a Change in Control if Employee’s employment terminates (i) prior to the Change in Control and (ii) during any period in which the Company has (A) initiated a transaction process or is engaged in substantive discussions with a third party about a specific transaction that, if consummated, would result in a Change in Control (and before the complete abandonment of such discussions without the transaction being consummated), or (B) become a party to a definitive agreement to consummate a transaction that would result in a Change in Control (and before the complete termination of such agreement without the transaction being consummated).

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(iii)            Payment. The cash severance shall be paid in a single lump sum as soon as administratively practicable after the effective date of the release of claims described in Section 5.2 (except as otherwise set forth above) but in no event later than the 15th day of the third month immediately following the end of the calendar year in which Employee’s Separation Date occurs (subject to standard deductions and withholdings).

(b)              Continued Health Insurance Coverage. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s then-current group health insurance policies, Employee may be eligible to continue Employee’s then-current group health insurance benefits after termination of Employment. If eligible and if Employee timely elects continued health insurance coverage, in the event the Company terminates Employee’s employment without Cause, or Employee resigns with Good Reason, other than in anticipation of, or on or within twenty-four (24) months after, a Change in Control then the Company shall pay, on a monthly basis, the Company’s portion of any premiums necessary to provide such coverage for a period of twelve (12) months after the Employee’s Separation Date; provided, however, that no such premium payments shall be made following the effective date of Employee’s coverage by a medical, dental or vision insurance plan of a subsequent employer. Employee shall notify the Company immediately if he becomes covered by a medical, dental or vision insurance plan of a subsequent employer. Notwithstanding the foregoing, in the event the Company terminates Employee’s employment without Cause, or Employee resigns with Good Reason, in anticipation of, or within twenty-four (24) months on or after, a Change in Control, then (if eligible and coverage elected) the Company shall pay, on a monthly basis, the Company’s portion of any premiums necessary to provide such coverage for a period of twenty-four (24) months after the Employee’s Separation Date or, if earlier, until the termination of Employee’s eligibility for such COBRA or, if applicable, state insurance laws, coverage; provided, however, that no such premium payments shall be made following the effective date of Employee’s coverage by a medical, dental or vision insurance plan of a subsequent employer and Employee agrees to immediately notify the Company of any such coverage. In the event Employee is entitled to receive such coverage for a period of twenty-four (24) months after the Employee’s Separation Date but Employee’s right to such COBRA or, if applicable, state insurance laws, coverage expires in the ordinary course (and other than in connection with Employee’s coverage by a medical, dental or vision insurance plan of a subsequent employer or as the result of any action or inaction of Employee, such as but not limited to Employee’s failure to pay Employee’s portion of the premiums), then, the Company shall pay, on a monthly basis, to Employee (subject to standard deductions and withholdings) a cash payment equal to the portion of the premiums the Company was paying prior to expiration of such coverage for each month after such coverage expires through twenty-four (24) months after the Employee’s Separation Date, provided, however, that no such cash payments shall be made following the effective date of Employee’s coverage by a medical, dental or vision insurance plan of a subsequent employer and Employee agrees to immediately notify the Company of any such coverage. Notwithstanding the foregoing, Employee’s receipt of any amounts under this subsection are contingent upon the release of claims described in Section 5.2, so Employee may pay such amounts during this period and the Company will reimburse such amounts as soon as administratively practicable after the effective date of the release of claims described in Section 5.2 (except as otherwise set forth above) but in no event later than the 15th day of the third month immediately following the end of the calendar year in which Employee’s Separation Date occurs.

(c)               Accelerated Vesting. If Employee has been employed by the Company as of the Separation Date for one full year or longer, and the Company terminates Employee’s employment without Cause, or Employee resigns with Good Reason, other than in anticipation of, or on or within twenty-four (24) months after, a Change in Control, then the Company will accelerate the vesting of any equity awards granted to Employee prior to Employee’s Separation Date such that twenty-five percent (25%) of all shares or options subject to such awards which are unvested as of the Employee’s Separation Date shall be accelerated and deemed fully vested as of the effective date of the release of claims described in Section 5.2 (except as otherwise set forth above); provided, however, that in the event, and without the requirement that Employee be employed for one full year or longer, the Company terminates Employee’s employment without Cause, or Employee resigns with Good Reason, in anticipation of, or within twenty-four (24) months after, a Change in Control, then the Company will accelerate the vesting of any equity awards granted to Employee prior to Employee’s employment termination such that one hundred percent (100%) of all shares or options subject to such awards which are unvested as of the Employee’s Separation Date shall be accelerated and deemed fully vested as of the effective date of the release of claims described in Section 5.2 (except as otherwise set forth above).

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5.3              Termination for Cause; Resignation Without Good Reason. If the Company terminates Employee’s employment with the Company for Cause, or Employee resigns without Good Reason, then Employee will not be entitled to any further compensation from the Company (other than accrued salary through Employee’s last day of employment which will be paid in the ordinary course and any vested benefits under the Company’s benefit plans in which Employee participated prior to the Separation Date in accordance with the terms of such plans), including severance pay, pay in lieu of notice or any other such compensation.

5.4              Termination Due to Death or Disability.

(a) Death. This Agreement and Employee’s employment shall terminate immediately upon Employee’s death and Employee’s estate shall not be entitled to any further compensation from the Company (other than accrued salary through Employee’s last day of employment which will be paid in the ordinary course and any vested benefits under the Company’s benefit plans in which Employee participated prior to the Separation Date in accordance with the terms of such), including severance pay, pay in lieu of notice or any other such compensation.

(b) Disability. If Employee is prevented from performing his duties as described in Section 1.1 of this Agreement by reason of any physical or mental incapacity, with or without reasonable accommodation, that results in Employee’s satisfaction of all requirements necessary to receive benefits under the Company’s long-term disability plan due to a total disability, then, to the extent permitted by law, the Company may terminate the employment of Employee and this Agreement at such time. In such an event, and if Employee or someone authorized to act on his behalf executes and delivers the Separation Date Release described in section 5.2 and allows such release to become effective, within the timeframe set forth above, then the Company shall pay Employee severance in a single lump sum equal to twelve (12) months of Employee’s Base Salary in effect on Employee’s Separation Date. This severance shall be paid on the Company’s first regular payroll schedule (subject to standard deductions and withholdings) after the effective date of the release of claims (or as otherwise set forth above in connection with such release as described above) but in no event later than the 15th day of the third month immediately following the end of the calendar year in which Employee’s Separation Date occurs. The severance benefits provided for in this Section 5.4 shall be reduced by any amounts expected to be paid to Employee in connection with any federal or state disability insurance payments or benefits, and any private insurance disability payments or benefits, to be provided to Employee within the twelve (12) months following Employee’s Separation Date.

5.5              Deferred Compensation. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement (the “Severance Benefits”) that constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) shall not commence in connection with Employee’s termination of employment unless and until Employee has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h) (“Separation From Service”), unless the Company reasonably determines that such amounts may be provided to Employee without causing Employee to incur the additional 20% tax under Section 409A.

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It is intended that each installment of the Severance Benefits payments provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, it is intended that payments of the Severance Benefits set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9).

If Employee is a “specified employee” within the meaning of 409A(a)(2)(B)(i) of the Code, no Severance Benefit payments that are nonqualified deferred compensation subject to Section 409A and are triggered by a separation from service shall be paid until the later of six (6) months after Employee’s Separation Date of, if earlier, Employee’s death. All such payments will be accumulated and paid within thirty (30) days after the expiration of such delay period. However, it is intended that payments to Employee will be exempt from Section 409A under the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations and not likely to be delayed pursuant to this provision.

Notwithstanding any other payment schedule set forth in this Agreement, none of the Severance Benefits will be paid or otherwise delivered prior to the effective date of the Separation Date Release of all claims set forth as Exhibit B hereto. All amounts payable under the Agreement will be subject to standard payroll taxes and deductions. Notwithstanding any other provision of this Agreement, the Company shall not be liable to Employee or any other person if payments under this Agreement fail to be exempt from, or compliant with, Section 409A. Employee is solely responsible for the tax consequences of any payments hereunder.

5.6              Limitation on Payments. In the event that the payments or other benefits provided for in this Agreement or otherwise payable to Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Employee’s benefits under this Agreement shall be either (a) delivered in full, or (b) delivered to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Employee on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in payments or benefits constituting “parachute payments” is necessary pursuant to the foregoing provision, reduction shall occur pro rata in the following order: reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. If acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Employee’s stock awards.

5.7              No Mitigation. Employee shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Employee as the result of employment by another employer after the date of termination, or otherwise, except for health insurance benefits as set forth herein.

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5.8              Definitions.

(a)               For purposes of this Agreement, “Cause” shall mean any one or more of the following:

(i)                 Employee’s indictment or conviction of any felony or of any crime involving dishonesty;

(ii)              Employee’s participation in any fraud or other act of willful misconduct against the Company (including any material breach of Company policy that causes or reasonably could cause harm to the Company);

(iii)            Employee’s refusal to comply with any lawful directive of the Company;

(iv)             Employee’s material breach of Employee’s fiduciary, statutory, contractual, or common law duties to the Company (including any material breach of this Agreement or the Confidential Information and Inventions Agreement); or

(v)               Conduct by Employee which in the good faith and reasonable determination of the Board demonstrates gross unfitness to serve.

Provided, however, that in the event that any of the foregoing events is reasonably capable of being cured, the Company shall, within twenty (20) days after the discovery of such event, provide written notice to the Employee describing the nature of such event and Employee shall thereafter have ten (10) business days to cure such event.

(b)              For purposes of this Agreement, Employee shall have “Good Reason” for Employee’s resignation if: (w) any of the following occurs without Employee’s consent; (x) Employee notifies the Company in writing, within twenty (20) days after the occurrence of one of the following events that Employee intends to terminate his employment no earlier than thirty (30) days after providing such notice; (y) the Company does not cure such condition within thirty (30) days following its receipt of such notice or states unequivocally in writing that it does not intend to attempt to cure such condition, and (z) the Employee resigns from employment within thirty (30) days following the end of the period within which the Company was entitled to remedy the condition constituting Good Reason but failed to do so:

(i)                 the assignment to Employee of any duties or responsibilities which result in the material diminution of Employee’s authority, duties or responsibility; provided, however, that the acquisition of the Company and subsequent conversion of the Company to a division or unit of the acquiring corporation will not by itself result in a material diminution of Employee’s authority, duties or responsibility;

(ii)              a material reduction by the Company in Employee’s annual base salary, except to the extent the base salaries of all other executive officers of the Company are accordingly reduced;

(iii)            a relocation of Employee’s place of work, or the Company’s principal executive offices if Employee’s principal office is at such offices, to a location that increases Employee’s daily one-way commute by more than thirty-five (35) miles; or

(iv)             any material breach by the Company of any material provision of this Agreement, including but not limited to Section 7.7.

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(c)               For purposes of this Agreement, “Change in Control” shall be deemed to have occurred if, in a single transaction or series of related transactions: (i) any person (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934 (“Exchange Act”)), or persons acting as a group, other than a trustee or fiduciary holding securities under an employment benefit program, is or becomes a “beneficial owner” (as defined in Rule 13-3 under the Exchange Act), directly or indirectly of securities of the Company representing a majority (e.g., 50% plus one share) of the combined voting power of the Company, (ii) there is a merger, consolidation or other business combination transaction of the Company with or into another corporation, entity or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of the Company (or the surviving entity) outstanding immediately after such transaction, or (iii) all or substantially all of the Company’s assets are sold.

6.                  Arbitration.

To ensure the timely and economical resolution of disputes that may arise in connection with Employee’s employment with the Company, Employee and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, Employee’s employment, or the termination of Employee’s employment, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in Sacramento, California, conducted by JAMS under the then applicable JAMS rules. By agreeing to this arbitration procedure, both Employee and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that Employee or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either Employee or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

7.                  General Provisions.

7.1              Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the next day after sending by overnight carrier, to the Company at its primary office location and to Employee at his address as listed on the Company payroll.

7.2              Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties.

7.3              Waiver. Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

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7.4              Complete Agreement. This Agreement, including Exhibit A, constitutes the entire agreement between Employee and the Company and it is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter. This Agreement supersedes and replaces the Prior Agreement in its entirety and the Prior Agreement shall have no further force or effect. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a writing signed by the Employee and a duly authorized officer of the Company.

7.5              Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

7.6              Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

7.7              Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Employee and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Employee may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably. The Company shall obtain the assumption of this Agreement by any successor or assign of the Company.

7.8              Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California.

In Witness Whereof, the parties have executed this Agreement.

Pacific Ethanol, Inc.

By: /s/ Neil M. Koehler

Neil M. Koehler

President and Chief Executive Officer

Date: November 7, 2016

Understood and Agreed:

Employee

/s/ Bryon T. McGregor

Bryon T. McGregor

Date: November 7, 2016

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Exhibit A

EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

In consideration of my employment or continued employment by Pacific Ethanol, Inc. (“Company”), and the compensation paid to me now and during my employment with the Company, I agree to the terms of this Agreement as follows:

1.       Confidential Information Protections.

1.1       Nondisclosure; Recognition of Company’s Rights. At all times during and after my employment, I will hold in confidence and will not disclose, use, lecture upon, or publish any of Company’s Confidential Information (defined below), except as may be required in connection with my work for Company, or as expressly authorized by the Chief Executive Officer (the “CEO”) of Company. I will obtain the CEO’s written approval before publishing or submitting for publication any material (written, oral, or otherwise) that relates to my work at Company and/or incorporates any Confidential Information. I hereby assign to Company any rights I may have or acquire in any and all Confidential Information and recognize that all Confidential Information shall be the sole and exclusive property of Company and its assigns.

1.2       Confidential Information. The term “Confidential Information” shall mean any and all confidential knowledge, data or information related to Company’s business or its actual or demonstrably anticipated research or development, including without limitation (a) trade secrets, inventions, ideas, processes, computer source and object code, data, formulae, programs, other works of authorship, know-how, improvements, discoveries, developments, designs, and techniques; (b) information regarding products, services, plans for research and development, marketing and business plans, budgets, financial statements, contracts, prices, suppliers, and customers; (c) information regarding the skills and compensation of Company’s employees, contractors, and any other service providers of Company; and (d) the existence of any business discussions, negotiations, or agreements between Company and any third party.

1.3       Third Party Information. I understand that Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During and after the term of my employment, I will hold Third Party Information in strict confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company) or use, Third Party Information, except in connection with my work for Company or unless expressly authorized by an officer of Company in writing.

1.4       No Improper Use of Information of Prior Employers and Others. I represent that my employment by Company does not and will not breach any agreement with any former employer, including any noncompete agreement or any agreement to keep in confidence or refrain from using information acquired by me prior to my employment by Company. I further represent that I have not entered into, and will not enter into, any agreement, either written or oral, in conflict with my obligations under this Agreement. During my employment by Company, I will not improperly make use of, or disclose, any information or trade secrets of any former employer or other third party, nor will I bring onto the premises of Company or use any unpublished documents or any property belonging to any former employer or other third party, in violation of any lawful agreements with that former employer or third party. I will use in the performance of my duties only information that is generally known and used by persons with training and experience comparable to my own, is common knowledge in the industry or otherwise legally in the public domain, or is otherwise provided or developed by Company.

2.       Inventions.

2.1       Inventions and Intellectual Property Rights. As used in this Agreement, the term “Invention” means any ideas, concepts, information, materials, processes, data, programs, know-how, improvements, discoveries, developments, designs, artwork, formulae, other copyrightable works, and techniques and all Intellectual Property Rights in any of the items listed above. The term “Intellectual Property Rights” means all trade secrets, copyrights, trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any jurisdiction or country.

2.2       Prior Inventions. I have disclosed on Exhibit A a complete list of all Inventions that (a) I have, or I have caused to be, alone or jointly with others, conceived, developed, or reduced to practice prior to the commencement of my employment by Company; (b) in which I have an ownership interest or which I have a license to use; (c) and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If no Prior Inventions are listed in Exhibit A, I warrant that there are no Prior Inventions. I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions (defined below) without Company’s prior written consent. If, in the course of my employment with Company, I incorporate a Prior Invention into a Company process, machine or other work, I hereby grant Company a non-exclusive, perpetual, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Prior Invention.

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2.3       Assignment of Company Inventions. Inventions assigned to the Company or to a third party as directed by the Company pursuant to the section titled “Government or Third Party” are referred to in this Agreement as “Company Inventions.” Subject to the section titled “Government or Third Party” and except for Inventions that I can prove qualify fully under the provisions of California Labor Code section 2870 and I have set forth in Exhibit A, I hereby assign and agree to assign in the future (when any such Inventions or Intellectual Property Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to Company all my right, title, and interest in and to any and all Inventions (and all Intellectual Property Rights with respect thereto) made, conceived, reduced to practice, or learned by me, either alone or with others, during the period of my employment by Company.

2.4       Obligation to Keep Company Informed. During the period of my employment and for one (1) year after my employment ends, I will promptly and fully disclose to Company in writing (a) all Inventions authored, conceived, or reduced to practice by me, either alone or with others, including any that might be covered under California Labor Code section 2870, and (b) all patent applications filed by me or in which I am named as an inventor or co-inventor.

2.5       Government or Third Party. I agree that, as directed by the Company, I will assign to a third party, including without limitation the United States, all my right, title, and interest in and to any particular Company Invention.

2.6       Enforcement of Intellectual Property Rights and Assistance. During and after the period of my employment, I will assist Company in every proper way to obtain and enforce United States and foreign Intellectual Property Rights relating to Company Inventions in all countries. If the Company is unable to secure my signature on any document needed in connection with such purposes, I hereby irrevocably designate and appoint Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act on my behalf to execute and file any such documents and to do all other lawfully permitted acts to further such purposes with the same legal force and effect as if executed by me.

2.7       Incorporation of Software Code. I agree that I will not incorporate into any Company software or otherwise deliver to Company any software code licensed under the GNU General Public License or Lesser General Public License or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company.

3.       Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by the Company) of all Inventions made by me during the period of my employment by the Company, which records shall be available to, and remain the sole property of, the Company at all times.

4.       Additional Activities. I agree that (a) during the term of my employment by Company, I will not, without Company’s express written consent, engage in any employment or business activity that is competitive with, or would otherwise conflict with my employment by, Company, and (b) for the period of my employment by Company and for one (l) year thereafter, I will not, either directly or indirectly, solicit or attempt to solicit any employee, independent contractor, or consultant of Company to terminate his, her or its relationship with Company in order to become an employee, consultant, or independent contractor to or for any other person or entity.

5.       Return Of Company Property. Upon termination of my employment or upon Company’s request at any other time, I will deliver to Company all of Company’s property, equipment, and documents, together with all copies thereof, and any other material containing or disclosing any Inventions, Third Party Information or Confidential Information and certify in writing that I have fully complied with the foregoing obligation. I agree that I will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to Company. In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, I agree to provide the Company with a computer-useable copy of all such Confidential Information and then permanently delete and expunge such Confidential Information from those systems; and I agree to provide the Company access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed. I further agree that any property situated on Company’s premises and owned by Company is subject to inspection by Company’s personnel at any time with or without notice. Prior to the termination of my employment or promptly after termination of my employment, I will cooperate with Company in attending an exit interview and certify in writing that I have complied with the requirements of this section.

6.       Notification Of New Employer. If I leave the employ of Company, I consent to the notification of my new employer of my rights and obligations under this Agreement, by Company providing a copy of this Agreement or otherwise.

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7.       General Provisions.

7.1       Governing Law and Venue. This Agreement and any action related thereto will be governed and interpreted by and under the laws of the State of California, without giving effect to any conflicts of laws principles that require the application of the law of a different state. I expressly consent to personal jurisdiction and venue in the state and federal courts for the county in which Company’s principal place of business is located for any lawsuit filed there against me by Company arising from or related to this Agreement.

7.2       Severability. If any provision of this Agreement is, for any reason, held to be invalid or unenforceable, the other provisions of this Agreement will remain enforceable and the invalid or unenforceable provision will be deemed modified so that it is valid and enforceable to the maximum extent permitted by law.

7.3       Survival. This Agreement shall survive the termination of my employment and the assignment of this Agreement by Company to any successor or other assignee and be binding upon my heirs and legal representatives.

7.4       Employment. I agree and understand that nothing in this Agreement shall give me any right to continued employment by Company, and it will not interfere in any way with my right or Company’s right to terminate my employment at any time, with or without cause and with or without advance notice.

7.5       Notices. Each party must deliver all notices or other communications required or permitted under this Agreement in writing to the other party at the address listed on the signature page, by courier, by certified or registered mail (postage prepaid and return receipt requested), or by a nationally-recognized express mail service. Notice will be effective upon receipt or refusal of delivery. If delivered by certified or registered mail, notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark. If delivered by courier or express mail service, notice will be considered to have been given on the delivery date reflected by the courier or express mail service receipt. Each party may change its address for receipt of notice by giving notice of the change to the other party.

7.6       Injunctive Relief. I acknowledge that, because my services are personal and unique and because I will have access to the Confidential Information of Company, any breach of this Agreement by me would cause irreparable injury to Company for which monetary damages would not be an adequate remedy and, therefore, will entitle Company to injunctive relief (including specific performance). The rights and remedies provided to each party in this Agreement are cumulative and in addition to any other rights and remedies available to such party at law or in equity.

7.7       Waiver. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of that provision or any other provision on any other occasion.

7.8       Export. I agree not to export, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, to countries outside the United States, because such export could be in violation of the United States export laws or regulations.

7.9       Entire Agreement. If no other agreement governs nondisclosure and assignment of inventions during any period in which I was previously employed or am in the future employed by Company as an independent contractor, the obligations pursuant to sections of this Agreement titled “Confidential Information Protections” and “Inventions” shall apply. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior communications between us with respect to such matters. No modification of or amendment to this Agreement, or any waiver of any rights under this Agreement, will be effective unless in writing and signed by me and the CEO of Company. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

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This Agreement shall be effective as of the first day of my employment with Company.

Employee:

I have read, understand, and Accept this agreement and have been given the opportunity to Review it with independent legal counsel.

(Signature)

By: ____________________________________

Title: ___________________________________

Date: ___________________________________

Address: ________________________________

Company:

Accepted and agreed:

(Signature)

By: _______________________________________

Title: ______________________________________

Date: ______________________________________

Address: ___________________________________

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Exhibit A

INVENTIONS

1.       Prior Inventions Disclosure. The following is a complete list of all Prior Inventions (as provided in Section 2.2 of the attached Employee Confidential Information and Inventions Assignment Agreement, defined herein as the “Agreement”):

[_]       None

[_]       See immediately below:

______________________________________________________________________________

______________________________________________________________________________

2.       Limited Exclusion Notification.

This is to notify you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and Company does not require you to assign or offer to assign to Company any Invention that you develop entirely on your own time without using Company’s equipment, supplies, facilities or trade secret information, except for those Inventions that either:

a.       Relate at the time of conception or reduction to practice to Company’s business, or actual or demonstrably anticipated research or development; or

b.       Result from any work performed by you for Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an Invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or Invention covered by a contract between Company and the United States or any of its agencies requiring full title to such patent or Invention to be in the United States.

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Exhibit B

Separation Date Release

(To be signed and become effective on or within 60 days after the employment termination date.)

In exchange for the severance benefits to be provided to me by Pacific Ethanol, Inc. (the “Company”) pursuant to the terms of my Employment Agreement (the “Agreement”), I hereby provide the following General Release of Claims (the “Release”). I understand that, on the last date of my employment with the Company, the Company will pay me any accrued salary to which I am entitled by law, regardless of whether I sign this Release, but I am not entitled to any severance benefits unless I sign and return this Release to the Company and I allow it to become effective.

I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, arising out of or in any way related to events, acts, conduct, or omissions occurring at any time prior to or at the time that I sign this Release.

This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, incentive awards, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership or equity interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing (including claims based on or arising under the Agreement); (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act (as amended) (“ADEA”), the federal Family and Medical Leave Act, the California Labor Code (as amended), the California Family Rights Act, and the California Fair Employment and Housing Act (as amended).

I understand that notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification I may have pursuant to any written indemnification agreement to which I am a party, the charter, bylaws, or operating agreements of any of the Released Parties, or under applicable law; or (ii) any rights which are not waivable as a matter of law. In addition, I understand that nothing in this release prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that I acknowledge and agree that I shall not recover any monetary benefits in connection with any such claim, charge or proceeding with regard to any claim released herein. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, and that the consideration given for the waiver and release in the preceding paragraph is in addition to anything of value to which I am already entitled. I further acknowledge that I have been advised by this writing that: (1) my waiver and release do not apply to any rights or claims that may arise after the date I sign this Release; (2) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (3) I have forty-five (45) days to consider this Release (although I may choose voluntarily to sign it earlier); (4) I have seven (7) days following the date I sign this Release to revoke it by providing written notice of revocation to the Company’s Chief Executive Officer; and (5) this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth calendar day after the date I sign it provided that I do not revoke it (the “Effective Date”).

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I UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to my release of claims herein, including but not limited to the release of unknown and unsuspected claims.

I hereby represent that I have been paid all compensation owed and for all hours worked, I have received all the leave and leave benefits and protections for which I am eligible, pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise, and I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.

I further agree: (1) not to disparage the Company, its parent, or its or their officers, directors, employees, shareholders, affiliates and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation (although I may respond accurately and fully to any question, inquiry or request for information as required by legal process); (2) not to voluntarily (except in response to legal compulsion) assist any third party in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents; and (3) to reasonably cooperate with the Company, by voluntarily (without legal compulsion) providing accurate and complete information, in connection with the Company’s actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters, arising from events, acts, or failures to act that occurred during the period of my employment by the Company.

By: __________________________________________

Date

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